Exhibit 99.1

August 4, 2025	Analyst Contact:	Will Fiser 918-947-7331
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Declares Quarterly Dividend

TULSA, Okla. - August 4, 2025 - The board of directors of ONE Gas, Inc. (NYSE: OGS) today declared a quarterly dividend of 67 cents per share of common stock, payable Sep. 3, 2025, to shareholders of record at the close of business Aug. 18, 2025.

ONE Gas announced previously that it expects the quarterly dividend to be 67 cents per share in 2025, or $2.68 per share on an annualized basis, with an average annual dividend growth of 1% to 2% through 2029, and a target dividend payout ratio of approximately 55% to 65% of net income, subject to its board of directors’ approval.

---------------------------------------------------------------------------------------------------------------------
ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

###